As filed with the Securities and Exchange Commission on March 8, 2004

Registration No.333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COLLEGIATE PACIFIC INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	22-2795073
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13950 Senlac Drive, Suite 100
Dallas, Texas 75234
(Address of Principal Executive Offices)

Collegiate Pacific Inc. Stock Option Plan
(Full Title of the Plan)

Michael J. Blumenfeld Chief Executive Officer Collegiate Pacific Inc. 13950 Senlac Drive, Suite 100 Dallas, Texas 75234 (972) 243-8100 (Name, Address and Telephone Number of Agent for Service)	Copies of communications to: Michael R. Dorey, Esq. Sayles, Lidji & Werbner A Professional Corporation 4400 Renaissance Tower 1201 Elm Street Dallas, Texas 75270 (214) 939-8700

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to	offering price	aggregate	Amount of
securities to be registered	be registered	per unit(2)	offering price(2)	registration fee

Common Stock, $0.01 par value per share	500,000 (1)	$9.66	$4,830,000	$611.96

[1]	This Registration Statement also covers an indeterminate number of shares of Collegiate Pacific Inc. common stock that may be issuable by reason of stock splits, stock dividends, or other adjustment provisions of the Collegiate Pacific Inc. Stock Option Plan.

[2]	Estimated solely for the purpose of calculating the registration fee; computed, pursuant to Rule 457(c) and (h), upon the basis of the average of the high and low prices of the Common Stock as quoted on AMEX on March 2, 2004.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Item 6. Indemnification of Directors and Officers.
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
INDEX TO EXHIBITS
Amended and Restated Stock Option Plan
Opinion/Consent of Sayles, Lidji & Werbner, P.C.
Consent of Grant Thornton LLP

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Collegiate Pacific Inc. (the “Company”) filed a Registration Statement on form S-8 with the Securities and Exchange Commission on April 30, 2001 (“Registration No. 333-59878) with respect to the same class of securities for which this Registration Statement is filed. Accordingly, the contents of Registration No. 333-59878 are incorporated herein by reference for all purposes.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the “Commission”). The following documents, or portions thereof, filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference in this Registration Statement:

(1)	the Company’s Annual Report on Form 10-KSB and Form 10-KSB/A for the fiscal year ended June 30, 2003;

(2)	the Company’s Quarterly Reports on Form 10-QSB for the three and six months ended September 30, 2003 and December 31, 2003;

(3)	the Company’s Current Report on Form 8-K filed on August 27, 2003, October 7, 2003, October 30, 2003 and January 23, 2004; and

(4)	the information in respect of the Company’s common stock, $0.01 par value (the “Common Stock”) under the caption “Description of Securities” contained in the Company’s Registration Statement on Form SB-2, No. 333-64471, effective as of October 26, 1998, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part thereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of Delaware (the “GCL”) empowers the Company to indemnify, subject to the standards set forth therein, any person who is a party to any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or

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agent of the Company, or is or was serving as such with respect to another entity at the request of the Company. Section 145 of the GCL also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against liability under the provisions of Section 145 of the GCL.

     Article X of the Company’s By-Laws provides that the Company shall indemnify all persons to the full extent permitted, and in the manner provided, by the GCL. The rights to indemnify thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the Company’s request as a director or officer of another corporation) shall be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized by the relevant section of the GCL.

     Article VIII of the Company’s Certificate of Incorporation, as amended, provides:

     A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the GCL is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

     The Company shall, to the fullest extent permitted by the provisions of Section 145 of the GCL as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her or their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

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Item 8. Exhibits

     The following documents are filed as a part of this Registration Statement. Where such filing is made by incorporation by reference to a previously filed report, such report is identified. The Index to Exhibits included with the exhibits is filed as a part of this report.

Exhibit	Description
4.1	Form of Common Stock Certificate (incorporated by reference to the exhibits to the Company’s Form 8-A filed on September 9, 1999).
4.2	Collegiate Pacific Inc. Amended and Restated Stock Option Plan
5.1	Opinion of Sayles, Lidji & Werbner, P.C.
23.1	Consent of Sayles, Lidji & Werbner, P.C. (included in their opinion filed as Exhibit 5.1)
23.2	Consent of Grant Thornton LLP
24.1	Power of Attorney (see signature page of this Registration Statement)

Item 9. Undertakings

     The undersigned registrant hereby undertakes: (a) to file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changes material information on the plan of distribution; (b) that, for purposes of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and (c) to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Dallas, State of Texas, on this 5 th day of March, 2004.

COLLEGIATE PACIFIC INC.
By:	/s/ Michael J. Blumenfeld
Michael J. Blumenfeld, Chief Executive Officer

POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Michael J. Blumenfeld and William R. Estill, each or any of them his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 5 th day of March, 2004.

Signature	Title
/s/ Michael J. Blumenfeld	Chief Executive Officer and Director

Michael J. Blumenfeld	(Principal Executive Officer)

/s/ William R. Estill	Chief Financial Officer, Secretary Treasurer

William R. Estill	(Principal Financial and Accounting Officer)

/s/ Adam Blumenfeld	President and Director

Adam Blumenfeld

/s/ Arthur J. Coerver	Chief Operating Officer and Director

Arthur J. Coerver

/s/ Harvey Rothenberg	Vice President Marketing and Director

Harvey Rothenberg

/s/ Jeff Davidowitz	Director

Jeff Davidowitz

/s/ William H. Watkins, Jr.	Director

William H. Watkins, Jr.

/s/ Robert W. Hampton	Director

Robert W. Hampton

INDEX TO EXHIBITS

Exhibit
No.	Description of Exhibit
4.1	Form of Common Stock Certificate (incorporated by reference to the exhibits to the Company’s Form 8-A filed on September 9, 1999).
4.2	Collegiate Pacific Inc. Amended and Restated Stock Option Plan
5.1	Opinion of Sayles, Lidji & Werbner, P.C.
23.1	Consent of Sayles, Lidji & Werbner, P.C. (included in their opinion filed as Exhibit 5.1)
23.2	Consent of Grant Thornton LLP
24.1	Power of Attorney (see signature page of this Registration Statement)